Exhibit 10(a)(5)

PARTIALLY EXCLUSIVE LICENSE
Between
LIFE POINT, INC.
And
UNITED STATES OF AMERICA
As Represented By

THE SECRETARY OF THE NAVY


NRL-LIC-99-5-066


INDEX


						       Page
Preamble...............................................  3
Article I       Definitions............................  6
Article II      LICENSE Grant..........................  9
Article III     LICENSEE's Performance................. 10
Article IV      Royalties.............................. 11
Article V       Sublicensing........................... 14
Article VI      Patent Marking and Nonendorsement...... 15
Article VII     Reservation of Rights.................. 15
Article VIII    Representation and Warranties ......... 16
Article IX      Reports ............................... 17
Article X       Modification and Termination........... 17
Article XI      Litigation............................. 20
Article XII     Notice................................. 21
Schedule List of Foreign Countries .................... 23




PREAMBLE

	This partially exclusive license (hereinafter called "LICENSE") is made and entered into by and between the United States of America as represented by the Secretary of the Navy (hereinafter called "LICENSOR") and Life Point, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "LICENSEE") having an address at 10400 Trademark Street, Rancho Cucamonga, CA 91730.

	WITNESSETH:
	WHEREAS Title 35 of the United States Code, Section 207, authorizes Federal agencies to license their patents; and

	WHEREAS Title 37 of the Code of Federal Regulations, Chapter IV, Part 404 entitled "Licensing of Government Owned Inventions" sets forth the terms and conditions under which licenses may be granted; and

	WHEREAS the above-cited authorities provide that licensing of Government inventions will best serve the interests of the Federal Government and the public when utilization of such inventions is promoted and such inventions are brought to practical application; and

	WHEREAS LICENSOR has an assignment of title to the invention disclosed and claimed in U.S. Patent Application Serial No. 07/486,024 filed February 23, 1990, and issued on February 2, 1993, as U.S. Patent No. 5,183,740 for "Flow Immunosensor Method and Apparatus"; and to the corresponding foreign patent applications in the attached Schedule; and

	WHEREAS LICENSOR has published in the Federal Register of September 19, 1991, the availability of a license under U.S. Patent Application Serial No. 07/486,024; and

	WHEREAS LICENSEE has supplied LICENSOR with plans for development and marketing of this invention and has expressed its intention to carry out this plan upon the granting of this LICENSE; and

	WHEREAS LICENSEE has agreed that any products embodying this invention or produced through the use of this invention for use or sale in the United States will be manufactured substantially in the United States, its territories or possessions, the District of Columbia or the Commonwealth of Puerto Rico;
and
	WHEREAS LICENSOR has published in the Federal Register of November 7, 1991, December 9, 1993, and of January 2, 1998, notice of its intention to grant this LICENSE under U.S. Patent Application Serial No. 07/486,024 and under U.S. Patent No. 5,183,740, and corresponding foreign patent applications to LICENSEE and has provided the public with an opportunity for filing written objections; and

	WHEREAS a partially exclusive license (the original License) was signed on January 24, 1992, between U.S. Alcohol Testing of America, Inc. (USAT), and the United States of America as represented by the Secretary of the Navy.

	WHEREAS USAT and U.S. Drug Testing, Inc. (USD), a wholly owned subsidiary of USAT, signed and the Navy consented to a sublicense on September 23, 1993, in which USD assumed all rights and undertook all obligations of USAT under the January 24, 1992 License.

	WHEREAS USAT became known as Substance Abuse Technologies, Inc. (SAT).

	WHEREAS SAT filed for Chapter 11 bankruptcy. (United States Bankruptcy Court, Southern District of Florida, Ft. Lauderdale Division, Case No. 97-25669-BKC-RBR).

	WHEREAS SAT assigned, and the U.S. Navy consented, the original License to USD.

	WHEREAS USD became known as Life Point, Inc., in 1998.

	WHEREAS LICENSOR has determined that:

	(A) The interest of the Federal Government and the public will best be served by the proposed license, in view of the LICENSEE's intentions, plans, and ability to bring the invention described and claimed in U.S. Patent Application Serial No. 07/486,024 (now U.S. Patent No. 5,183,740) to practical application or otherwise promote the invention's utilization by the public;

	(B) The desired practical application has not been achieved, or is not likely expeditiously to be achieved, under any nonexclusive license which has been granted, or which may be granted, on the invention;

	(C) Exclusive licensing is a reasonable and necessary incentive to call forth the investment of risk capital and expenditures to bring the invention to practical application or otherwise promote the invention's utilization by the public;

	(D) The proposed terms and scope of exclusivity are not greater than reasonably necessary to provide the incentive for bringing the invention to practical application or otherwise promote the invention's utilization by the public; and

	WHEREAS LICENSOR has not determined that the grant of this LICENSE will tend substantially to lessen competition or result in undue concentration in any section of the country in any line of commerce to which the technology to be licensed relates or to create or maintain other situations inconsistent with the antitrust laws; and

	WHEREAS LICENSOR has considered the capabilities of LICENSEE to bring the invention to practical application and has found that the LICENSEE is a responsible party for negotiating this LICENSE on terms and conditions most favorable to the public interest and that to grant this exclusive LICENSE would be in the public interest; and

	WHEREAS LICENSOR has considered that the interests of the Federal Government or United States industry in foreign commerce will be enhanced;

	NOW, THEREFORE, in accordance with and to the extent provided by the aforementioned authorities and in consideration of the foregoing premises and of the covenants and obligations hereinafter set forth to be well and truly performed, and other good and valuable consideration, the parties hereto agree to the foregoing and as follows:

				ARTICLE I

				Definitions

	The parties to this LICENSE agree that the following definitions shall apply to the defined words where such words are used in this LICENSE:

	a. The "licensed patent" means U.S. Patent Application Serial No. 07/486,024 entitled "Flow Immunosensor Method and Apparatus" filed February 23, 1990, and issued on February 2, 1993, as U.S. Patent No. 5,183,740 to Frances S. Ligler, Bruce P. Gaber, Anne W. Kusterbeck, and Gregory A. Wemhoff, and any reissues, continuation or division thereof (to the extent that the inventions are claimed in the patent application on the effective date of this (LICENSE) and any corresponding foreign patent applications filed in the licensed territory or foreign patents issued in the licensed territory;

	b. The "licensed invention" means an invention described and claimed in U.S. Patent Application Serial No. 07/486,024 (now U.S. Patent No. 5,183,740) entitled "Flow Immunosensor Method and Apparatus" filed February 23, 1990, by Frances S. Ligler, Bruce P. Gaber, Anne W. Kusterbeck and Gregory A. Wemhoff; and the corresponding foreign patent applications identified in the attached Schedule and all divisions and continuations of such patent applications (licensed patent applications), and all patents granted on such patent applications and all reissues, renewals and extensions of such patents (licensed patents);

	c. To "practice the licensed invention" means to make, use and sell by or on behalf of LICENSEE or otherwise dispose of according to law any machine, article of manufacture or composition of matter physically embodying a licensed invention or perform any process claimed in or made according to a licensed invention;

	d. "Practical application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and, in each case under such conditions as to establish that this licensed invention is being utilized and that its benefits are to the extent permitted by law and Government regulations available to the public on reasonable terms;

	e. A "royalty-bearing product" means any product defined by any claim of the licensed patent or made by a method claimed in the licensed patent, applications or licensed patents or any product used to perform any method claimed in a licensed patent application or a licensed patent;

	f. The "net selling price" shall mean the invoice price of a royalty-bearing product sold and paid for and not returned less customary discounts, allowances, freight, duties, taxes, and returns, but it only includes such deductions up to fifteen percent (15%) of the invoice price.
A royalty-bearing product will be considered to be sold when shipped or delivered to a customer. When a royalty-bearing product is not sold, but is made, used or transferred for consideration other than money, the net sales price of the product for purposes of computing royalties shall be the selling price of a comparable product that is sold in comparable quantities in an arms length transaction or the fair market price if no sale of a comparable product has been made. This specifically excludes instrument placements at no charge providing that a sales charge is added to the cassettes sold for these instruments;

	g. "United States" means the United States of America, its territories and possessions, the District of Columbia, and the Commonwealth of Puerto Rico;

	h. The "licensed territory" shall mean those countries listed in the attached Schedule and in which a licensed patent subsists;

	i. "Drugs of abuse" means cocaine, opiates (heroin, morphine and codeine), amphetamines, phencyclidine hydrochloride (PCP), and tetrahydrocannabinols (THC, marijuana) and any other drugs that might be added to the National Institute of Drug Abuse (NIDA) list of Drugs of Abuse;

	j. A "grace period" is the period after October 1 of a calendar year and before January 1 of the following calendar year.

				ARTICLE II

				LICENSE Grant

	LICENSOR agrees to and does hereby grant to LICENSEE an exclusive right and license to practice the licensed invention throughout the United States and in the licensed territory in the field of saliva based human diagnostics and urine based testing for drugs of abuse and urine based testing for Methadone, Benzodiazapines Barbituates, Propoxyphene, Tricyclic Antidepressants and Anabolic Steroids commencing on the date of execution of this LICENSE by LICENSOR, which shall become the effective date of the LICENSE, and continuing until the expiration of U.S. Patent No. 5,183,740, and any reissues, continuation or division thereof (to the extent that the inventions are claimed in the patent application on the effective date of this LICENSE) and any corresponding foreign patent applications filed in the licensed territory or foreign patents issued in the licensed territory, unless the LICENSE is sooner modified or terminated in whole or in part.

	This LICENSE is nonassignable without written approval of LICENSOR except to the successor of that part of LICENSEE's business to which this licensed invention pertains.

				ARTICLE III

				LICENSEE's Performance

	LICENSEE agrees to carry out the plan for development and marketing of a licensed invention submitted with LICENSEE's Application for License dated September 9, 1991, as amended by LICENSEE's letter dated October 15, 1991, and LICENSEE's Application for License dated October 13, 1997, as amended by LICENSEE's letter dated November 4, 1998, to bring this licensed invention to practical application within twenty (20) months after execution of this LICENSE, and LICENSEE will, thereafter, continue to make the benefits of this licensed invention reasonably accessible to the public for the remainder of the period of this LICENSE.

	LICENSEE agrees that during the period of this LICENSE any products embodying this licensed invention or produced through the use of a licensed invention for use or sale by LICENSEE or its sublicensees in the United States or in the licensed territory will be manufactured substantially in the United States.

	LICENSEE agrees to pay to LICENSOR one-third of any licensing fee collected from any sublicensee. Payment will be made in the manner prescribed in Article IV.

	LICENSEE agrees to report promptly to LICENSOR any changes in mailing address, name or company affiliation during the period of this LICENSE and to report promptly discontinuance of LICENSEE's making the benefits of this licensed invention reasonably accessible to the United States public.


				ARTICLE IV

				Royalties

	LICENSEE shall pay a royalty to LICENSOR in accordance with the Royalty Schedule shown below for each royalty-bearing product made, used, or sold by LICENSEE or its sublicensees in the United States or in the licensed territory. Notwithstanding the Royalty Schedule, the royalty paid by the LICENSEE to the LICENSOR will not exceed twenty five percent (25%) of the LICENSEE's net profit after taxes paid on an annual basis.

	Net profit after taxes paid for each royalty-bearing product will be defined as net income excluding one time extraordinary charges and royalty payments, and will be a subject of audit by Life Point's independent public accountants and conducted in accordance with generally accepted auditing standards.

				Royalty Schedule

Item                                  Royalty
Cassette panel used for               Three percent (3%) of the first
saliva anaylsis                       one hundred million dollars
				      ($100,000,000) of net sales in
				      any year and one and a half percent
				      (1-1/2%) of net sales in excess of
				      one hundred million dollars
				      ($100,000,000) in any year. Royalty
				      rate shall be prorated for the number
				      of immunoassay channels as a percent
				      of the total number of test channels
				      in any cassette.


Cassette panel used                   Five percent (5%) of the first one
for urine analysis                    hundred million dollars
				      ($100,000,000) of net sales in any
				      year and two and a half percent
				      (2-1/2%) of net sales in excess of
				      one hundred million dollars
				      ($100,000,000) in any year. Royalty
				      rate shall be prorated for the number
				      of immunoassay channels as a percent
				      of the total number of test channels
				      in any cassette.

Instruments for managing the          One percent (1%) of net sales of
analytical functions using the        instrument, instrument leases minus
saliva and urine cassette panels      financing charges, and instrument
				      portion of cassette sales

Royalties will not be paid on items sold directly to agencies of the U.S. Government or for known U.S. Government end use.

	Notwithstanding the provisions of the preceding paragraphs in this
Article IV, LICENSEE agrees to pay at least a minimum annual royalty of fifty thousand dollars ($50,000) for calendar year 2001, and one hundred thousand dollars ($100,000) each year thereafter throughout the period of the LICENSE. The minimum annual royalty for each calendar year shall be due and payable in advance on or before October 1 of the preceding year and will be credited as advance payment of royalties to accrue during the calendar year following payment. The minimum annual royalty payments will not be refunded in whole or in part.

	LICENSEE shall send to LICENSOR all royalties which accrue between January 1 and December 31 of each year by March 1 of the following year. A royalty report shall be included with each payment setting forth the quantity and net selling price of each royalty-bearing product sold during the period covered by the report, to whom sold and the date of such sale, and the total amount of royalties being paid for that year. Royalty reports shall break out separately by country the royalties accrued by sales of royalty bearing products in each country. Royalty reports are due each calendar year. The last royalty report is due sixty (60) days after the expiration of this LICENSE. If these reports are marked as company proprietary, they will be treated as commercial and financial information obtained from a person and privileged and confidential and not subject to disclosure under Section 552 of Title 5 of the United States Code as provided in 37 CFR Ch. IV, Section 404.14.

	All payments due LICENSOR under this LICENSE shall be made payable to the "DFAS-CH DSSN 8347" and mailed to:
			Deputy Counsel (Intellectual Property)
			Office of Naval Research
			Code OOCCIP, Room 207
			800 North Quincy Street
			Arlington, VA 22217-5660

	LICENSEE agrees to make and keep full, accurate and complete books and records as are necessary to establish its compliance with this Article IV.

      LICENSEE agrees that LICENSOR may, if LICENSOR so desires at a future time or times, have a duly authorized agent or representative in LICENSOR's behalf inspect, check or verify all such books and records either at LICENSEE's business premises or at a place mutually agreed upon by LICENSEE and LICENSOR.

				ARTICLE V

				Sublicensing


	LICENSEE may grant, subject to the approval of LICENSOR, sublicenses under this LICENSE in the field of saliva based human diagnostics and urine based testing for drugs of abuse and urine based testing for Methadone, Benzodiazapines Barbituates, Propoxyphene, Tricyclic Antidepressants and Anabolic Steroids upon terms and conditions that LICENSEE may arrange provided that:
	a. Each sublicense shall be subject to the terms and conditions of this LICENSE and shall be in writing and make reference to this LICENSE including the rights retained by LICENSOR under this LICENSE; and

	b. Each sublicense shall specify that it is granted pursuant to this LICENSE, that no provision shall be in derogation of or diminish any rights in this LICENSE and include the condition that the sublicense shall automatically be modified or terminated in whole or in part upon the modification or termination in whole or in part of this LICENSE; and

	c. Before any sublicense is granted by LICENSEE, the written approval of LICENSOR shall first be obtained for each sublicense; and

	d. Within thirty (30) days after the issuance or modification of any sublicense hereunder, LICENSEE shall furnish LICENSOR with a true and complete copy of the sublicense or any modification thereof; and

	e. The granting of any sublicense by LICENSEE shall in no way relieve LICENSEE from any of the requirements of this LICENSE. Any sublicense granted by LICENSEE that does not comply with the requirements of this
Article V is void.

				ARTICLE VI

				Patent Marking and Nonendorsement

	LICENSEE hereby agrees to mark each product manufactured or sold under this LICENSE (or when the character of the product precludes marking, the package containing any such product) with the notation "Licensed from U.S. Navy under U.S. Patent No. 5,183,740", and foreign patent applications and foreign patents, as appropriate. LICENSEE agrees not to create the appearance that LICENSOR endorses LICENSEE's business or products.

				ARTICLE VII

				Reservation of Rights


	LICENSOR reserves the right to require LICENSEE to and LICENSEE agrees to grant promptly sublicenses to responsible applicants on reasonable terms when necessary to fulfill health and safety needs of the public to the extent such needs are not being reasonably satisfied by LICENSEE and its sublicensees.

	This LICENSE is subject to the irrevocable, royalty-free right of the Government of the United States to practice and have practiced this licensed invention throughout the world by or on behalf of the United States and by or on behalf of any foreign government or intergovernmental or international organization pursuant to any existing or future treaty or agreement with the Government of the United States.

	This LICENSE is subject to any licenses in force at the time of the grant of this LICENSE.

				ARTICLE VIII

				Representation and Warranties

	LICENSOR makes no representation or warranty as to the patentability or validity of U.S. Patent No. 5,183,740 or of the scope of any of the claims contained therein or that the exercise of this LICENSE will not result in the infringement of other patent(s). Neither LICENSOR nor its employees assume any liability whatsoever resulting from the exercise of this LICENSE.

	Nothing relating to the grant of this LICENSE, nor the grant itself, shall be construed to confer upon LICENSEE or any sublicensee hereunder or any other person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this LICENSE shall not be immunized from the operation of State or Federal law by reason of the source of the grant.

	Nothing contained in this LICENSE shall be interpreted to grant to LICENSEE any rights with respect to any inventions other than the licensed invention.

				ARTICLE IX

				Reports

	LICENSEE agrees to submit periodic reports on its efforts to achieve practical application of the licensed invention within the first twenty (20) months of this LICENSE with particular reference to LICENSEE's plan for development and marketing of the licensed invention submitted with LICENSEE's application for license. These reports shall contain information within LICENSEE's knowledge, or which it may acquire under normal business practices, pertaining to the commercial use being made of this licensed invention and other information which LICENSOR may determine is pertinent to Government licensing activities.

	LICENSEE agrees to submit such reports to LICENSOR semiannually until such time that the invention has been brought to the point of practical application.

				ARTICLE X

				Modification and Termination

	This LICENSE may be terminated in whole or in part by LICENSOR, if:

	(1) LICENSOR determines that LICENSEE is not executing the plans submitted with the requests for license dated September 9, 1991, as amended by LICENSEE's letter dated October 15, 1991, and LICENSEE's Application for
License dated October 13, 1997, as amended by LICENSEE's letter dated November 4, 1998, and LICENSEE cannot otherwise demonstrate to the satisfaction of LICENSOR that it has taken or can be expected to take within a reasonable time effective steps to achieve practical application of the licensed invention;

	(2) LICENSOR determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this LICENSE and such requirements are not reasonably satisfied by LICENSEE;

	(3) LICENSEE willfully made a false statement of or willfully omitted a material fact in its application for license or in any report required by this LICENSE; or

	(4) LICENSEE commits a substantial breach of a covenant or agreement herein contained.

	This LICENSE may be modified or terminated in whole or in part consistent with the law and applicable regulations upon mutual agreement of LICENSOR and LICENSEE evidenced in writing and signed by both parties.

	LICENSOR may terminate in whole or in part this LICENSE if LICENSEE becomes insolvent, or makes any assignment for the benefit of creditors, or if LICENSEE is adjudged bankrupt, or if a receiver or trustee of LICENSEE's property shall be appointed.

	This LICENSE may be restricted to the fields of use or geographic areas, or both, in which the LICENSEE has brought the invention to practical application and continues to make the benefits of the invention reasonably accessible to the public. However, such restriction may be made only after the expiration of eight (8) years following the effective date of this LICENSE.

	LICENSEE may request modification of this LICENSE in writing sent to LICENSOR and stating the reasons therefor.

	Before modifying or terminating in whole or in part this LICENSE for any cause other than by mutual agreement, LICENSOR shall furnish LICENSEE and each sublicensee of record a written notice of intention to modify or terminate in whole or in part this LICENSE, and LICENSEE and any sublicensee shall be allowed thirty (30) days after such notice or other agreed-upon time period, whichever is greater, to remedy any breach of any covenant or agreement set forth in this LICENSE or to show cause why this LICENSE should not be modified or terminated in whole or in part.

	LICENSEE has a right to appeal, in accordance with procedures prescribed by the Chief of Naval Research, any decision or determination concerning the interpretation, modification, termination in whole or in part of this LICENSE.

	Notwithstanding the provisions of Article II, LICENSEE and LICENSOR agree that this LICENSE shall automatically terminate on September 30 of any year if the minimum annual royalty due for the following calendar year, as expressed in Article IV of this LICENSE, is not timely paid. If, however, the minimum annual royalty payment together with a surcharge of one hundred fifty dollars ($150) is paid during the grace period before the following calendar year, then this LICENSE shall be considered as not having automatically terminated.


				ARTICLE XI

				Litigation

	LICENSOR does not by entering into this LICENSE transfer the property rights in the licensed invention, provided however, that during the period that this LICENSE is partially exclusive, LICENSEE has the right of enforcement of the licensed patents in the field of saliva based human diagnostics and urine based testing for drugs of abuse and urine based testing for Methadone, Benzodiazapines Barbituates, Propoxyphene, Tricyclic Antidepressants and Anabolic Steroids at no cost to the Government, pursuant to the provisions of Chapter 29 of Title 35, United States Code, or other statutes. The Navy will provide advice and assistance as may be reasonably requested and permitted under Federal and agency regulations. LICENSEE shall pay LICENSOR the lesser of
(i) an amount equal to the royalty that would have been payable by LICENSEE in accordance with this LICENSE had the unlicensed entity been licensed by LICENSEE, or (ii) one-half of the actual recovery after deduction of LICENSEE's litigation costs and expenses.

	If a third party brings a suit in a court of competent jurisdiction against the LICENSEE alleging that the LICENSEE is infringing a patent or patents assigned to the third party by practicing the licensed invention, the LICENSEE shall provide the LICENSOR with sufficient information and supporting documentation on the suit to permit the LICENSOR to establish a reasonable belief of infringement. If the third party and the LICENSEE are unable to reach an out of court settlement of the suit within six (6) months after notification of the LICENSOR by the LICENSEE, LICENSEE may place all royalties and minimum annual payments in an escrow account in the United States of America until the suit is settled or judgment is rendered in a court of competent jurisdiction. At settlement or legal judgment of the suit, LICENSEE shall release all monies in the escrow account to LICENSOR, after deducting litigation costs and expenses. All costs and fees associated with the escrow account shall be paid by LICENSEE. If the judgment in the suit is unfavorable to the LICENSEE, LICENSEE may terminate the license agreement under Article X.

				ARTICLE XII

				Notice

	All communications and notices required under this LICENSE shall be considered duly given if timely mailed by U.S. Postal Service, first class, postage prepaid and addressed as follows:

	(a)     if to LICENSOR:
			Deputy Counsel (Intellectual Property)
			Office of Naval Research (Code OOCCIP)
			800 North Quincy Street
			Arlington, VA 22217-5660

	(b)     if to LICENSEE:
			Life Point, Inc.
			10400 Trademark Street
			Rancho Cucamonga, CA 91730

or such mailing address as either party may from time to time specify in writing.


Signed: /s/ B.W. Buckley                        Dated: April 7, 1999
	B.W. Buckley
	Captain, US Navy
	Commanding Officer





Signed: /s/ Linda H. Masterson                  Dated: April 7, 1999
	Linda H. Masterson
	President and Chief Executive Officer
	LifePoint, Inc.




Schedule

U.S. Patent No.5,183,740


Patent protection is being sought in the following countries based on a priority date of February 23, 1990:

		Country

		Germany
		Denmark
		France
		United Kingdom
		Italy
		Netherlands
		Sweden
		Canada
		Japan
		Korea